Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 6 to the Registration Statement of Funtalk China Holdings Limited ("FTLK") on Form S-4 on Form F-1 of our report dated July 7, 2009, October 5, 2009 as to Note 2(hh), April 30, 2010 as to Note 1, related to the consolidated financial statements and financial statement schedule of FTLK as of March 31, 2008 and 2009 and for each of the three years in the period ended March 31, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the retrospective change in the method of accounting for noncontrolling interest due to the adoption of SFAS No.160, "Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51" on April 1, 2009 and the retrospective revision of earnings per share and capital in relation to the consummation of share exchange transaction between Pypo Digital Company Limited ("Pypo Cayman") and the Company on July 9, 2009), appearing in the Registration Statement and to the reference to us under the headings "Experts" and "Selected Consolidated Financial Data" and "Summary Financial and Other Data" in such Registration Statement.

/s/ Deloitte Touche Tohmatsu
Hong Kong
June 3, 2010